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Exhibit 3.2

AMENDED TO THE
ARTICLES OF INCORPORATION
OF
NUESTRA TARJETA DE SERVICIOS, INC.

        Pursuant to O.C.G.A. § 14-2-1006 of the Georgia Business Corporation Code, Nuestra Tarjeta de Servicios, Inc., a Georgia corporation, hereby submits the following Articles of Amendment:

1.

        The name of the corporation is Nuestra Tarjeta de Servicios, Inc. (the "Corporation")

2.

        Effective the date hereof, the Amended and Restated Articles of Incorporation of the Corporation are hereby amended by deleting Article I in its entirety and substituting therefor the following (the "Amendment"):

"ARTICLE ONE
NAME

        The name of the corporation is El Banco Financial Corporation.

3.

        The foregoing Amendment was duly adopted and approved by the board of directors of the Corporation at a meeting held on June 14, 2006, in accordance with Sections 14-2-1002 of the Georgia Business Corporation Code. Pursuant to Section 14-2-1002 (8), shareholder approval is not required.

        IN WITNESS WHEREOF, the corporation has caused these Amended and Restated Articles of Incorporation to be executed by its duly authorized officer on June 19, 2006.

/s/ DREW EDWARDS Name: Drew Edwards Title: Chief Executive Officer

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AMENDED TO THE ARTICLES OF INCORPORATION OF NUESTRA TARJETA DE SERVICIOS, INC.